For Release:        February 18, 2009 at 7:30AM EST

Contact:	Jonathan Hunt, CFO	Dwight Babcock, CEO
	509 375 1202	520 240 4840
	jhunt@isoray.com	dbabcock@isoray.com

IsoRay, Inc. Announces Distribution Agreement with
BrachySciences

RICHLAND, Washington – IsoRay Inc. (AMEX: ISR), today announced it has signed an agreement with BrachySciences a division of Biocompatibles International plc (LSE: BII) to distribute IsoRay’s Proxcelan Cesium-131 brachytherapy seeds.

Dwight Babcock, IsoRay Chairman and CEO, commented, “We are very pleased to announce this collaboration with BrachySciences.  Management believes this distribution agreement will enable us to increase the sales of Cesium-131 within the prostate cancer therapy market. This supports our ongoing strategy of driving sales by adding an additional outside distribution channel to augment our current sales staff.  We look forward to a close working relationship with BrachySciences that will help us further penetrate the brachytherapy market.”

IsoRay remains committed to bringing innovative products and services to the brachytherapy market in support of our physicians.  We believe that this agreement will provide our physicians greater choice and flexibility in offering their patients the newest isotope available.

“BrachySciences is committed to providing the most innovative products and technologies to physicians performing prostate brachytherapy”, said Jim Matons, President of BrachySciences. “We are delighted to have signed an agreement with IsoRay that will allow us to offer our physicians Cesium-131. We believe that with the combination of our highly experienced sales team and our latest delivery technologies, we are ideally positioned to expand the use of this unique isotope.”

About IsoRay

IsoRay, Inc., through its subsidiary, IsoRay Medical, Inc., is the sole producer of the Cesium-131 brachytherapy seed, used to treat prostate and other cancers. The Cesium-131 seed offers a significantly shorter half-life than the two other isotopes commonly used for brachytherapy, which results in a substantially faster delivery of therapeutic radiation, lower probability of cancer cell survival and reduction of the longevity of common brachytherapy side effects(a)(b). IsoRay is based in Richland, Washington. More information is available about IsoRay at www.isoray.com.

(a)
Armpilia CI, Dale RG, Coles IP, et al. The Determination of Radiobiologically Optimized Half-lives for Radionuclides Used in Permanent Brachytherapy Implants. Int. J. Radiation Oncology Biol. Phys. 2003; 55 (2): 378-385.

(b)	Prestidge B.R., Bice W.S., Jurkovic I., et al. Cesium-131 Permanent Prostate Brachytherapy: An Initial Report. Int. J. Radiation Oncology Biol. Phys. 2005; 63 (1): 5336-5337.

About BrachySciences

BrachySciences, a division of Biocompatibles, Inc., is dedicated to improving and expanding the use of brachytherapy implants for the treatment of early stage prostate cancer. The company develops, markets, sells, and distributes radioactive seeds as well as unique delivery systems and ancillary equipment used in brachytherapy implants. BrachySciences is committed to optimizing the quality and efficiency of prostate brachytherapy implants by providing state of the art brachytherapy products, innovative technologies, and services to the physicians and institutions that treat patients diagnosed with prostate cancer. BrachySciences is based in Oxford, Connecticut. More information about BrachySciences is available at http://www.brachysciences.com

Safe Harbor Statement

 Statements in this news release about IsoRay's future expectations, including: the advantages of our Cesium-131 seed, any expansion or increase in sales or further penetration in the distribution of seeds through this contract, access to delivery technologies , and all other statements in this release, other than historical facts, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing IsoRay, Inc. of the protections of the safe harbor provisions of the PSLRA.  It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as physician acceptance, training and use of IsoRay's products, changing levels of demand for IsoRay's current and proposed future products; whether later studies and protocols support the findings of the initial studies, success of future research and development activities, IsoRay's ability to successfully manufacture, market and sell its products, IsoRay's ability to manufacture its products in sufficient quantities to meet demand within required delivery time periods while meeting its quality control standards, IsoRay's ability to enforce its intellectual property rights, changes in reimbursement rates, changes in laws and regulations applicable to our product, and other risks detailed from time to time in IsoRay's reports filed with the SEC.